Exhibit 5.1

February 19, 2007

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

Re:	Securities Being Registered under Registration Statement on Form SB-2

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form SB-2 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by DayStar Technologies, Inc., a Delaware corporation (the “Company”), of up to [5,867,597] shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), to be sold from time to time by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been, or when issued will have been, duly authorized and validly issued, and are, or when issued will be, fully paid and non-assessable.

The foregoing assumes that the Common Stock to be issued upon the exercise of the Warrant to Purchase Common Stock issued by the Company to one of the Selling Stockholders on February 16, 2007 (the “Warrant”) will be issued in accordance with the terms of the Warrant and all requisite steps will be taken to comply with applicable requirements of state laws regulating the offer and sale of securities and the applicable requirements of the Nasdaq Capital Market.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP